  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-786-1019
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Third Quarter 2017 Results

GRAND CAYMAN, Cayman Islands (November 14, 2017) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, has reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Results
Net loss totaled $23.0 million or $(3.97) per basic and diluted common share, compared with net income of $3.0 million or $0.50 per basic and diluted common share in the third quarter of 2016. The significant decrease in net income was wholly due to the triggering, during the third quarter of 2017, of limit losses on all the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria, compared with no catastrophic losses during the same quarter of the prior fiscal year.

Net premiums earned increased to $19.3 million from $1.9 million in the third quarter of 2016. The increase in net premiums was wholly due to the acceleration of premium recognition due to full limit losses being incurred on all of the company’s reinsurance contracts during the third quarter.

Net investment income totaled $128,000 coupled with $(104,000) of net realized investment losses. This compares with $126,000 of net investment income coupled with $122,000 of net realized investment gains for the third quarter of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $42.3 million compared with $(819,000) in the third quarter of 2016. The increase in total expenses was due to the triggering of limit losses on all the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria, as well as adverse development on prior year claims, compared with no catastrophic losses during the same quarter of the prior fiscal year. The increase in total expenses was also due to acceleration of premium recognition and the resulting acceleration of policy acquisition costs.

During the third quarter of 2017, the company repurchased 72,747 common shares under its $2.0 million Share Repurchase Program approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.33 per share. The stock repurchase program has been discontinued effective September 30, 2017. Through September 28, 2017, the company had repurchased an aggregate of 326,413 common shares for an aggregate cost of $1,803,568 under the Share Repurchase Program.

Dividends paid per share were $0.12 for the third quarter of 2017, unchanged from the third quarter of 2016.

At September 30, 2017, cash and cash equivalents, and restricted cash and cash equivalents, totaled $24.2 million compared with $35.7 million at December 31, 2016.

Third Quarter 2017 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 214.4% for the third quarter of 2017 compared with (65.1)% for the third quarter of 2016. The increase in loss ratio was primarily due to the multiple limit losses suffered during the third quarter of 2017, partially offset by a higher denominator in net premiums earned, compared with the previous quarter.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 2.7% for the third quarter of 2017 compared with 4.3% for the same year-ago period. The decrease in acquisition cost ratio was due wholly to the acceleration of acquisition costs recognition, more than offset by a larger denominator in net premiums earned, when compared with the same period a year ago.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 4.6% during the third quarter of 2017 compared with 22.4% for the third quarter of 2016. The decrease in expense ratio was due wholly to a significant increase in net premiums earned partially offset by increased policy acquisition costs as recorded during the third quarter of 2017, when compared with the same period a year ago.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 219.0% for the third quarter of 2017 and (42.7)% for the third quarter of 2016. The increase in combined ratio was due to a significantly higher loss ratio during the third quarter of 2017, when compared with the prior year quarter.

Nine Months Ended September 30, 2017 Financial Results
Net loss totaled $20.6 million or $(3.53) per basic and diluted common share compared with net income of $4.9 million or $0.81 per basic and diluted common share for the first nine months of 2016. The significant decrease in net income was wholly due to the triggering, during the third quarter of 2017, of limit losses on all the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria, compared with nominal loss and loss adjustment expenses during the nine-month period of the prior fiscal year.

Net premium earned totaled $23.3 million compared with $6.6 million for the first nine months of 2016. The increase in net premiums earned was wholly due to the acceleration of premium recognition due to full limit losses being incurred on all of the company’s reinsurance contracts during the first nine months of 2017.

Net investment income totaled $341,000 coupled with net realized investment losses of $(56,000). This compares with $327,000 of net investment income coupled with $256,000 of net realized investment gains for the first nine months of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $44.2 million compared with $2.3 million in the first nine months of 2016. The increase in total expenses was due to the triggering of limit losses on all the company’s reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria, as well as adverse development on prior year claims, compared with nominal loss and loss adjustment expenses during the same period of the prior fiscal year. The increase in total expenses was also due to acceleration of premium recognition and the resulting acceleration of policy acquisition costs.

Dividends paid per share were $0.36 for the nine months ended September 30, 2017, unchanged from the same year-ago period.

Nine Months Ended September 30, 2017 Financial Ratios
The loss ratio was 181.8% compared to a loss ratio of 15.5% during the first nine months of 2016. The increase in loss ratio was primarily due to the multiple limit losses suffered during the first nine months of 2017, partially offset by a higher denominator in net premiums earned, compared with the previous period.

The acquisition cost ratio was 2.9% compared with 3.2% for the same year-ago period. The decrease in acquisition cost ratio was due wholly to the acceleration of acquisition costs recognition, more than offset by a larger denominator in net premiums earned, when compared with the prior year period.

The expense ratio was 7.6% compared with 19.5% for the first nine months of 2016. The decrease in expense ratio was due wholly to a significant increase in net premiums earned partially offset by increased policy acquisition costs as recorded during the first nine months of 2017, when compared with the same period a year ago.

The combined ratio was 189.3% compared with 35.0% for the year-ago period. The increase in combined ratio was due to a significantly higher loss ratio during the first nine months period of 2017, when compared with the prior year period.

Subsequent Events
On November 12, 2017, the Company’s board of directors decided to suspend the Company’s regular $0.12 quarterly cash dividend, with the suspension to commence with the dividend that would have otherwise been payable for the third quarter of 2017.  The board of directors intends to reconsider in the future the payment of a quarterly cash dividend, but the timing of such reconsideration has not been determined, and there is no intention to resume dividend payments in the foreseeable future, if at all.   Any decision to resume dividend payments will be dependent upon a variety of factors, including the state of the Company’s business as well as general market conditions at the time of reconsideration, and there is no assurance that dividend payments will recommence.  Additionally, and in recognition of its dividend suspension, the Company has also decided to suspend the payment of non-employee director fees, effective October 1, 2017, which had been $30,000 per director per annum.

Management Commentary
“The third quarter was unfortunately the worst-case scenario for our company, with all our contracts suffering limit losses,” said Oxbridge Re President and CEO Jay Madhu. “To be clear, the events that have transpired during this period, which included three Category 4+ hurricanes, are not only highly anomalous but are also by-no-means an indication of any future conditions we may have to endure. Moving forward, we are continuing to evaluate opportunities for recovery and growth as we remain focused on the most integral element of our business, which is to provide long-term value to our shareholders.”

Conference Call
Management will host a conference call later today (November 14, 2017) to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu and CFO Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Tuesday, November 14, 2017
Time: 4:30 PM Eastern Time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time via the Investor Information section of Oxbridge's website at www.oxbridgere.com until December 14, 2017.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 22277

About Oxbridge Re Holdings Limited
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2017	At December 31, 2016
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $7,015 and $6,060, respectively)	$6,997	6,051
Equity securities, available for sale, at fair value (cost: $1,860 and $5,343, respectively)	1,848	4,941
Total investments	8,845	10,992
Cash and cash equivalents	5,748	12,242
Restricted cash and cash equivalents	18,496	23,440
Accrued interest and dividend receivable	43	48
Premiums receivable	3,887	4,038
Reinsurance recoverable	4,000	-
Deferred policy acquisition costs	57	88
Prepayment and other receivables	97	98
Property and equipment, net	42	54
Total assets	$41,215	51,000

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$24,758	8,702
Loss experience refund payable	-	1,470
Unearned premiums reserve	2,367	3,461
Accounts payable and other liabilities	171	204
Total liabilities	27,296	13,837

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 and 5,916,149 shares issued and outstanding)	6	6
Additional paid-in capital	32,068	33,034
(Accumulated Deficit) Retained earnings	(18,125)	4,534
Accumulated other comprehensive loss	(30)	(411)
Total shareholders’ equity	13,919	37,163
Total liabilities and shareholders’ equity	$41,215	51,000

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
 Consolidated Statements of Income
 (expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Revenue
Assumed premiums	$-	$-	$18,256	15,065
Premiums ceded	(733)	-	(880)	-
Change in loss experience refund payable	2,730	(2,089)	1,470	(4,465)
Change in unearned premiums reserve	17,309	4,007	4,494	(3,955)

Net premiums earned	19,306	1,918	23,340	6,645
Net realized investment (losses) gains	(104)	122	(56)	256
Net investment income	128	126	341	327

Total revenue	19,330	2,166	23,625	7,228

Expenses
Losses and loss adjustment expenses	41,400	(1,248)	42,427	1,030
Policy acquisition costs and underwriting expenses	514	83	672	211
General and administrative expenses	370	346	1,094	1,087

Total expenses	42,284	(819)	44,193	2,328

Net (loss) income	$(22,954)	2,985	$(20,568)	4,900

Basic (loss) earnings per share	$(3.97)	0.50	$(3.53)	0.81

Diluted (loss) earnings per share	$(3.97)	0.50	$(3.53)	0.81

Dividends paid per share	$0.12	0.12	$0.36	0.36